PETMED EXPRESS, INC.

QUARTER ENDED DECEMBER 31, 2016

CONFERENCE CALL TRANSCRIPT

JANUARY 23, 2017 AT 8:30 A.M. ET

Coordinator:

Welcome to the PetMed Express, Incorporated, doing business as 1-800-PetMeds conference call to review the financial results for the third fiscal quarter that ended on December 31, 2016. At the request of the company, this conference call is being recorded. Founded in 1996, 1-800-PetMeds is America’s Largest Pet Pharmacy delivering prescription and non-prescription pet medications and other health products for dogs and cats direct to the consumer. 1-800-PetMeds markets its products through national television, online, direct mail and print advertising campaigns which direct consumers to order by phone or on the Internet and aim to increase recognition of the PetMeds family of brand names. 1-800-PetMeds provides an attractive alternative for obtaining pet medication in terms of convenience, price, ease of ordering and rapid home delivery. At this time, I would now like to turn the call over to the Company’s Chief Financial Officer, Mr. Bruce Rosenbloom. Sir, you may begin.

Bruce Rosenbloom:

Thank you. I would like to welcome everybody here today. Before I turn the call over to Mendo Akdag, our President and Chief Executive Officer, I would like to remind everyone that the first portion of this conference call will be listen only until the question-and-answer session which will be later in the call. Also certain information that will be included in this press conference may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 or the Securities and Exchange Commission that may involve a number of risks and uncertainties. These statements are based on our beliefs as well as assumptions we have used based upon information currently available to us. Because these statements reflect our current views concerning future events, these statements involve risks, uncertainties and assumptions. Actual future results may vary significantly based on a number of factors that may cause the actual results or events to be materially different from future results, performance or achievements expressed or implied by the statement. We have identified various risk factors associated with our operations in our most recent annual report and other filings with the Securities and Exchange Commission. Now let me introduce today’s speaker, Mendo Akdag, President and Chief Executive Officer of 1-800-PetMeds. Mendo.

Mendo Akdag:

Thank you, Bruce. Welcome and thank you for joining us. Today we will review the highlights of our financial results. We’ll compare our third fiscal quarter and nine months ended on December 31, 2016, to last year’s quarter and nine months, ended on December 31, 2015. Before we get to the financials, I’m pleased to report that in December 2016, we completed the move to our new corporate headquarters and distribution center in Delray Beach.

For the third fiscal quarter ended on December 31, 2016, our sales were $52.9 million compared to sales of $50.9 million for the same period the prior year, an increase of 3.8%. For the nine months ended on December 31, 2016, sales were $186.1 million compared to sales of $179.3 million for the nine months the prior year, again, an increase of 3.8%. The increases in sales were due to increases in new order and reorder sales. The average order value for the quarter was approximately $81 compared to $78 for the same quarter of the prior year.

For the third fiscal quarter, net income was $4.8 million, or $.24 diluted per share compared to $4.9 million, or $.24 diluted per share for the same quarter the prior year, a decrease to net income of 1.4%. For the nine months, net income was $16.3 million, or $.80 diluted per share compared to $15.1 million or $.75 diluted per share a year ago, an increase to net income of 7.7%. The net income for the quarter was impacted by one-time expenses of approximately $125,000 related to the move and a $96,000 income tax true up for the prior fiscal year.

New order sales increased by 4.4% to $7.9 million for the quarter compared to $7.6 million for the same period the prior year. For the nine months, the new order sales increased by 7.4% to $31.9 million compared to $29.7 million for the same period last year. Reorder sales increased by 3.7% to $44.9 million for the quarter compared to reorder sales of $43.3 million for the same quarter the prior year. For the nine months, reorder sales increased by 3.1% to $154.2 million compared to $149.6 million for the same period a year ago.

Exhibit 99.1 Page 1 of 4

We acquired approximately 99,000 new customers in our third fiscal quarter compared to 98,000 for the same period the prior year. And we acquired approximately 388,000 new customers in the nine-months compared to 374,000 for the same period a year ago.  For the quarter, approximately 83% of our sales were generated on our web site compared to 81% for the same quarter last year, which resulted in a 5.6% increase in online sales.

The seasonality in our business is due to the proportion of flea, tick and heartworm medications in our product mix. Spring and summer are considered peak seasons with fall and winter being the off seasons.

For the third fiscal quarter, our gross profit as a percent of sales was 31.5% compared to 32.9% for the same period a year ago. For the nine months, our gross profit as a percent of sales was 30.7% compared to 32.7% for the nine months a year ago. The percentage decreases were due to increases in product costs on certain brands and additional discounts given to customers to increase sales. Our general and administrative expenses as a percent of sales was 10.1% for the quarter compared to 9.8% for the same quarter the prior year, and for the nine months, it was 9.2% compared to 9.0% for the same period a year ago. One-time expenses related to the move were approximately $125,000, about 2 basis points for the quarter.

For the quarter, we spent $3.2 million in advertising compared to $4.0 million for the same quarter the prior year. For the nine months, we spent $13.3 million for advertising, compared to $18.1 million for the nine months a year ago. Advertising costs of acquiring a customer for the quarter was $32 compared to $41 for the same quarter the prior year, and for the nine months, it was $34 compared to $49 for the nine months the prior year.

We had $47.9 million in cash and cash equivalents and $14.9 million in inventory with no debt as of December 31, 2016. Net cash from operations for the nine months was $31.6 million compared to $22.6 million for the nine months last year. The increase was mainly due to decreases in inventory.  For the nine months, we spent $9.9 million in property and equipment updating our infrastructure in our new facility. This ends the financial review. Operator, we’re ready to take questions. Operator?

Coordinator:

Thank you. I’m sorry, go ahead.

Mendo Akdag:

We’re ready to take questions.

Coordinator:

Thank you. I’ll now begin the question and answer session. If you would like to ask a question, please press star followed by the number 1, unmute your phone and record your first and your last name and your company clearly when prompted.  This information is required to introduce your question. Now, to cancel your question, please press star followed by the number 2. Please stand by for our first question. Our first question comes from Erin Wilson, Credit Suisse. Your line is now open.

Erin Wilson:

Great. Thanks for taking my question. Can you explain some of the dynamics influencing the gross margin trend? You mentioned some additional discounts and promotional activity. I guess, how should we think about that trend going forward? Will it improve? Are you seeing any sort of changes there? If you can explain the dynamics, that would be great. Thanks.

Mendo Akdag:

Going forward, we would anticipate that gross margins should stabilize or the drop should not be as dramatic as you have seen in the last few quarters with a caveat that will also depend on how the competition behaves price-wise.

Erin Wilson:

And on the competitive landscape, I mean, what are - how would you characterize it currently especially with some of the specialty retail customers taking a more omni-channel approach? And also you have kind of a consolidated manufacturer base. If you could comment on kind of those two dynamics, that would be great. Thanks.

Mendo Akdag:

Over-the-counter products are very competitive and the market is crowded.  But there is also a shift to new generation medications.

Exhibit 99.1 Page 2 of 4

Erin Wilson:

Okay, and are you seeing an uptick or an early uptick in any sort of flea, tick or heartworm sales at this point?

Mendo Akdag:

I would say it’s probably similar to last year so far.

Erin Wilson:

Okay. All right, thank you so much.

Mendo Akdag:

You’re welcome.

Coordinator:

Thank you. Our next question comes from Anthony Lebiedzinski, Sidoti & Company. Your line is now open.

Anthony Lebiedzinski:

Yes, good morning. Thank you for taking the question. So, you know, clearly looking at the new customer acquisition cost, another decline, so my question is, is this really as good as it gets in terms of new customer acquisition costs or are there any other levers that you can pull? Obviously, you eliminated TV advertising about a year ago - so what are your thoughts going forward on that please?

Mendo Akdag:

We will do some testing but we’ll see what the numbers come at, so we’ll follow the data. So at this point, it appears it will be similar to what you have seen the last few quarters, again, with a caveat that obviously if any new competition enters the market, it could be impacted.

Anthony Lebiedzinski:

Got it. Okay, and as far as the AOV gains, the average order value, what do you attribute that to? Are you seeing more gains on the RX side versus OTC? Or is it consistent in both segments?

Mendo Akdag:

I can tell you that there is a shift to higher-priced items which are really new generation medications.

Anthony Lebiedzinski:

Okay, and lastly, I guess, you know, as far as - actually just a couple of line items from your income statement, obviously with the new facility, your depreciation expenses have gone up, plus your other income. Is this sort of the way we should think about a new quarterly run rate? Or any sort of help with that would be certainly helpful. Thank you.

Mendo Akdag:

Depreciation will probably be about half a million dollars a quarter, about $2 million a year, but it will be offset by elimination of the lease expense for our old facility and also by the lease income.

Anthony Lebiedzinski:

Okay, is this - so the lease income, all of that goes into the other income line?

Mendo Akdag:

Yes.

Anthony Lebiedzinski:

Okay, so that’s roughly $130,000 per quarter. Is that a fair number to expect or…?

Mendo Akdag:

No, there is advertising income in the number, too.

Anthony Lebiedzinski:

Okay. All right, I’ll touch base later with Bruce maybe. All right, thanks.

Mendo Akdag:

You’re welcome.

Coordinator:

Thank you. Next question comes from Jeffrey Hoffman, Marathon Partners. Your line is now open.

Jeffrey Hoffman:

Great. Thank you for taking my question. Can you just explain what might be happening with inventory as it’s declined over the past few quarters?

Mendo Akdag:

Well, we’re being more efficient. Our inventory will fluctuate based on the promotional buying opportunities, so we were able to reduce it in the last two quarters.

Jeffrey Hoffman:

And do you believe that is more of a sustainable buying opportunity going forward?

Mendo Akdag:

It depends on if there are any promotional buying opportunities that requires us to buy in advance. Obviously we will take advantage of that and that will increase the inventory so it’s difficult to tell.

Exhibit 99.1 Page 3 of 4

Jeffrey Hoffman:

Perfect. Thank you so much.

Mendo Akdag:

You’re welcome.

Coordinator:

Thank you. Our next question comes from George Baxter, Sabrepoint Capital. Your line is now open.

George Baxter:

My question has been answered. Thank you.

Mendo Akdag:

You’re welcome.

Coordinator:

Thank you. And as a reminder, to ask a question, please press star followed by the number 1 and record your first and your last name and your company name when prompted. At this time, we show no questions in queue.

Mendo Akdag:

Thank you. We are currently focusing on improving our operational efficiency in our new facility. This wraps up today’s conference call. Thank you for joining us. Operator, this ends the conference call. Thank you.

Coordinator:

Thank you for participating. You may disconnect now.

Exhibit 99.1 Page 4 of 4